EXHIBIT 10.9

Dated the 14th day of March 2003

RAYBEACH INVESTMENT LIMITED

and

MEMEC (ASIA PACIFIC) LIMITED

TENANCY AGREEMENT

REGISTERED in the Tsuen Wan

New Territories Land Registry

by Memorial No. 1516058

on 7 April 2003

/s/ [ILLEGIBLE]

for Land Registrar

DAVID Y.Y. FUNG & CO.,

SOLICITORS,

Unit 3513, 35th Floor,

The Center,

99 Queen’s Road Central,

Hong Kong.

Ref.: P-3543(K)-2003

Doc.: C:/CSK/P3543(K).SCHEDULE

INDEX

Parties	1
Clause 1 - Premises	1
Clause 2 - Term	1
Clause 3 - Rent	1
Clause 4 - Deposit, Yield up Premises and Handover	1
Clause 5 - Tenant’s Obligations and Restrictions	2
Clause 5(a) - Payment of Rent	2
Clause 5(b)(i) - Payment of Rates, Taxes etc	2
Clause 5(b)(ii) - Payment of Utilities	3
Clause 5(b)(iii) - Repair of Flushing System	3
Clause 5(c) - User	3
Clause 5(d) - Illegal or Immoral Use	3
Clause 5(e) - Nuisance and Annoyance	3
Clause 5(f) - Observance of Deed of Mutual Covenant	4
Clause 5(g) - Keep in Good Condition	4
Clause 5(h) - Repair and Replace Electrical Installations	4
Clause 5 (i) - Replacement of Windows	5
Clause 5 (j) - Protection from Typhoon	5
Clause 5 (k) - Keep Lavatories Clean	5
Clause 5 (I) - Take out Adequate Insurance and Indemnify against Loss	5
Clause 5(m) - Permit the Landlord to Enter and View	5
Clause 5(n) - Storage of Hazardous and Dangerous Goods	6
Clause 5(o) - Consent for alteration	6
Clause 5(p) - Injury to Premises	7
Clause 5(q) - Compliance with Ordinances	7
Clause 5(r) - Indemnify Landlord for all Actions	7
Clause 5(s) - Reinstate to Original State	8
Clause 5(t) - Obstruction to Passages	8
Clause 5(u) - Not to alter Premises	9
Clause 5(v) - Consent and Limitation for Loading Machinery	9
Clause 5(w) - Anti-vibration and Anti-dumping	9
Clause 5(x) - Signboard and Signs	10
Clause 5(y) - Smoke and Odour	10
Clause 5(z) - Keep Toilets Clean	10
Clause 5(aa) - No pet	10
Clause 5(bb) - Change Locks	10
Clause 5(cc) - Prohibition for Preparation of Food	11
Clause 5(dd) - Waste Spoil or Steam	11
Clause 5(ee) - Compliance with Regulations	11
Clause 5(ff) - Obstruction of Common Areas	12
Clause 5(gg) - Assigning and Subletting	12
Clause 5(gg)(i) to (iv) - Constitution of Tenant	12
Clause 6 - Landlord’s Obligations	13
Clause 6(a) - Enjoyment Without Interruption	13
Clause 6(b) - Property Tax	13
Clause 6(c) - Maintain Certain Part	13
Clause 6(d) - Assignee of Landlord	13
Clause 7(a) - Default of Tenant	14
Clause 7(b) - Acceptance of Rent not to Operate as Waiver	15

Clause 7(c) - Overlooking by Landlord not to Operate as Waiver	15
Clause 7(d) - Premises Destroyed by Fire	16
Clause 7(e) - Default or Omission of Agent	16
Clause 7(f) - No compensation for failure of Common Facilities	16
Clause 7(g) - No liability to Landlord for Defective utilities	17
Clause 7(h) - No warranty to Light and Air	17
Clause 7(i) - Service of Notice	17
Clause 7(j) - Allow Prospective Tenant to Inspect	18
Clause 7(k) - Landlord and Tenant (Consolidation) Ordinance	18
Clause 7(1) - Occupiers Liability Ordinance	18
Clause 7(m) - Stamp Duty and Legal Costs	18
Clause 8 - No Premium or Key Money	19
Clause 9 - Letter in English/Chinese	19
Clause 10 - Definition and Gender	19
Clause 11 - Full Agreement	19
Clause 12 - Marginal Notes and Index	20

First Schedule
First Part - Parties	21
Second Part - The Premises	21
Third Part - Term of Tenancy	21
Fourth Part - Rent, Management Fee, Rates and Government Rent (if any)	21
Fifth Part - The Deposit	22
Sixth Part - User	23
Seventh Part - Furniture and Fittings (if any)	23

Second Schedule
Clause 1 - No Warranty For User	24
Clause 2 - Fitting Out	24
Clause 3 - Cost for Approved Plan	25
Clause 4 - Approval by Manager	25
Clause 5 - Rent Free Period	25
Clause 6 - Option For Renewal	25
Clause 7 - Open Market Rent	26
Signature Clause	27
Receipt For Security Deposit	28
Plan(s) Annexed	29

THIS AGREEMENT made the 14th day of March Two thousand and Three

Parties

BETWEEN the Landlord and the Tenant whose names and addresses and descriptions are set forth in the First Part of the First Schedule hereto.

WHEREBY the parties hereto agree as follows:

Premises

1. The Landlord lets and the Tenant takes All Those the premises more particularly described in the Second Part of the First Schedule hereto (“the said premises”) Together with all furniture and fixtures (if any) described in the Inventory of the Seventh Part of the First Schedule hereto AND Together with the right for the Tenant its employees servants workmen licensees and all persons authorized by the Tenant in common with the Landlord and others having the like right to use go pass and repass up down over and upon the entrance passages halls staircases lifts (if any) of TSUEN WAN INTERNATIONAL CENTRE [CHINESE CHARACTERS] (hereinafter referred to as “the said Building”) and other areas thereof intended for common use as far as the same are necessary to the proper enjoyment of the said premises subject to the terms and conditions hereinafter contained.

Term

2. The tenancy shall be for the period and commence on the date stated in the Third Part of the First Schedule hereto and subject to the provisions for earlier termination as hereinafter mentioned.

Rent

3. The rent per calendar month for the said premises during the said term shall be as stated in the Fourth Part of the First Schedule hereto. The rent payable hereunder shall be payable monthly in advance and clear of all deductions and the first of such payments to be made on the signing of this Agreement.

up Premises and Handover

4. On signing this Agreement the Tenant shall deposit with the Landlord the sum in the manner stated in the Fifth Part of the First Schedule hereto as deposit and as security for the due performance and observance by the Tenant of the terms and conditions herein and on the part of the Tenant to be performed and observed. In the event that the Tenant shall have duly performed and observed the said terms and conditions, the said deposit shall be refunded in Hong Kong Dollars to the Tenant within 14 days after delivery of vacant possession of the said premises to the Landlord but without any interest costs or compensation whatsoever and after full settlement of all outstanding payment due and payable by the Tenant hereunder PROVIDED that if any of the fixtures furniture (if any) partitions fittings on the said premises shall be found to be damaged or destroyed upon the termination of this Agreement they shall forthwith be repaired or replaced (as the case may require) by the Tenant failing which the Landlord shall be entitled to repair or replace the same (as the case may require) and deduct the expenses therefor from the said deposit before returning the balance to the Tenant and if the said deposit shall be insufficient then the deficit shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

Tenant’s Obligations and Restrictions

5. The Tenant hereby agrees with the Landlord as follows:

Payment of Rent

(a)	To pay the said rent at the time and in manner aforesaid without deductions.

Payment of Rates, Taxes etc.

(b)

(i)     To pay and discharge during the said term all rates, Government Rent, taxes, assessments, duties, charges, impositions now or at any time hereafter to be imposed or charged by the Government of Hong Kong or other lawful authorities in respect of the said premises (Property tax and other charges/outgoings of a capital nature excepted). The Tenant shall on the 1st day of January, April, July and October pay to the Landlord the rates in advance. The Landlord shall pay the same to the Hong Kong Government on behalf of the Tenant. The Tenant shall be solely liable for any deficiency.

Payment of Utilities

(ii)	To pay and discharge during the said term management fees, air-conditioning charges (if any), telephone charges and all charges for electricity and water and gas consumed by the Tenant in the said premises and all services maintenance and all other outgoings (not being of a capital nature) in respect of the said premises including all the deposits therefor.

Repair of Flushing System

(iii)	Not to do or permit or suffer to be done anything whereby the flushing or drainage system may be clogged or the efficient working thereof may be impaired and to indemnify the Landlord against all actions suits expenses claims and demands in respect thereof attributable to the fault or neglect of the Tenant and to pay on demand to the Landlord the costs incurred by the Landlord in cleansing and clearing any of the drains and conduits choked up whether or not the same were owing to carelessness thereof by the Tenant or its employees or workmen.

User

(c)	To use the said premises for such purpose only as stated in the Sixth Part of the First Schedule hereto.

Illegal or Immoral Use

(d)	Not to use the said premises or any part thereof or permit them to be used for any illegal or immoral or improper purpose and shall not permit or suffer any part of the said premises to be used for the purpose of gambling.

Nuisance and Annoyance

(e)	Not to produce or suffer or permit to be produced at any time in the said premises any music or noise (including sound produced by broadcasting from radio, television and any apparatus or instrument capable of producing or reproducing music and sound) so as to constitute a nuisance or to give cause for reasonable complaint on the part of the occupants of neighboring premises and generally not to do or permit to be done in or upon the said premises or any part thereof anything which may be or become a nuisance annoyance damage or disturbance to the Landlord or to any of the tenants or occupiers of the neighboring premises.

Observance of Deed of Mutual Covenant

(f)	To observe the Deed of Mutual Covenant or such House Rules as may from time to time be established by the Management Committee or the Manager or other appropriate management authorities of the said Building and not to do or suffer any act which shall amount to a breach or non-observance of any negative or restrictive covenant contained in the Government Lease and/or Conditions under which the Landlord holds the said premises from the Government or any covenants terms and conditions contained in the Occupation Permit, the Deed of Mutual Covenant, the Management Agreement (if any) and any House Rules (if any) in respect of the said Building.

Keep in Good Condition

(g)	At its own expenses without being thereunto required to keep all the interior of the said premises including the flooring and carpet and interior plaster or wallpaper or other finishing material or rendering on wall floors and ceilings and the Landlord’s fixtures therein including all doors windows electrical installations and wiring in good and tenantable repair and condition and properly painted and limewashed and to so maintain the same at the expense of the Tenant and deliver up to the Landlord at the expiration or sooner determination of the said term in the like condition (fair wear and tear excepted).

Repair and Replace Electrical Installations

(h)	To repair or replace, if so required by the appropriate Supply Company Statutory Undertaker or Authority (as the case may be) under the terms of any Electricity Supply Ordinance for the time being in force or any Orders in Council or Regulations made thereunder all the electrical installations and apparatus within the said premises and the wirings from the Tenant’s Meter or Meters (if any) to and within the same.

Replacement of Windows

(i)	To replace all broken or damaged windows doors window panes and fixtures of and in and all electrical and water installations on or in the said premises whether or not the same were broken or damaged by the Tenant or otherwise.

Protection from Typhoon

(j)	To take all reasonable precautions to protect the interior of the said premises from damage threatened or caused by an approaching storm flood or typhoon.

Keep Lavatories Clean

(k)	To keep at the expense of the Tenant the lavatories and water apparatus of and in the said premises in good clean and tenantable state and in proper repair and condition at all times during the said term to the satisfaction of the Landlord.

Take out Adequate Insurance and Indemnify Against Loss

(l)	Not to do or permit to be done anything whereby the policy or policies of insurance, if any, on the said premises against damage by fire may become void or voidable or whereby the rate of premium thereon may be increased PROVIDED THAT if by reason of anything done by the Tenant within the said Building, the insurers of the said premises or of the said Building demand a higher rate of premium than would otherwise have been charged the Tenant shall upon being so requested by the Landlord forthwith reimburse to the Landlord all sums paid by way of increased premium and all expenses incurred by the Landlord in or about any renewal of such policy or policies rendered necessary by a breach of this covenant.

Permit the Landlord to Enter and View

(m)	To permit the Landlord or its duly authorized agents at all reasonable times upon prior written notice to enter the said premises and to examine the state of repair and condition thereof and to check and take inventories of the Landlord’s fixtures fittings and equipment therein (including the Inventory referred to in the Seventh Part of the First Schedule). The Tenant will forthwith upon receipt of any written notice from the Landlord specifying any defect or want of repair found in the said premises repair and make good all defects decays and wants of repair thereto PROVIDED THAT in case of the Tenant shall fail to do so within 14 days from the date of such notice as aforesaid or to proceed diligently with the execution of such repair the Landlord may repair and make good such defects decays and wants of repair and the costs of the same shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

Storage of Hazardous and Dangerous Goods

(n)	Not to keep or store or cause or permit or suffer to be kept or stored any arms ammunitions gun-powder salt-petre petrol kerosene or other explosive or combustible substance or hazardous goods or unlawful goods in any part of the said premises or do or cause to be done any act or thing whatsoever in contravention of the covenants and provisions contained in the Government Lease and/or Conditions of the said premises and not at any time during the said term to allow the said premises or any part thereof to be used in any way entailing a fine forfeiture or penalty against the Landlord under any law for the time being in force in Hong Kong.

Consent for Alteration

(o)	Not without the previous written consent of the Landlord to erect install or alter any fixtures partitioning or other erection or installation in the said premises or any part thereof or without the like consent to make or permit or suffer to be made alterations in or addition to the electrical/water wiring/piping and installation or to install or permit or suffer to be installed any equipment apparatus or machinery which imposes a weight on any part of the flooring in excess of that for which it is designed or which requires any additional electrical/water main wiring/piping or which consumes electricity/water not metered through the Tenant’s separate meter (if any) such consent shall not be unreasonably withheld and at the expiration of sooner determination of this Agreement, the Tenant shall repair and reinstate the same to their original state.

Injury to Premises

(p)	Not to cut maim or injure or permit or suffer to be cut maimed or injured any doors windows walls beams structural members or any other parts of the fabric of the said premises without the prior written approval of the Landlord such approval shall not be unreasonably withheld.

Compliance with Ordinances

(q)	To obey and comply with all the requirements of the Government or other lawful authorities and all laws Ordinances Orders in Council rules and regulations relating to the said premises and the said Building and to be answerable and responsible for the consequence of any breach of Ordinance Orders in Council or rules or regulations by any inmate or occupier of the said premises and to indemnify the Landlord (on an indemnity basis) from and against any breach of the terms of this Clause.

Indemnify Landlord for all Actions

(r)	To be wholly responsible for any damage or injury caused to any other person whomsoever directly or indirectly through the defective or damaged condition of any part of the interior of the said premises and to make good the same by payment or otherwise and to indemnify the Landlord (on an indemnity basis) from and against all claims demands actions and legal proceedings whatsoever made upon the Landlord in respect of any damage or injury to any person whomsoever in respect thereof or caused by the default negligence omission of the Tenant or by or through or in any way owing to the overflow of water from the said premises.

Reinstate to Original State

(s)	At the expiration or sooner determination of this Agreement to deliver up to the Landlord the said premises in good clean and tenantable repair and condition as aforesaid (fair wear and tear excepted) together with any addition alteration or improvement which the Tenant may with the consent of the Landlord have made upon or in the said premises without payment of any compensation for such addition alteration or improvement PROVIDED THAT the Landlord may at its discretion require the Tenant to reinstate remove or do away with any alterations fixtures or addition made to the said premises with or without the Landlord’s consent or any part or portion thereof and make good and repair in a proper and workmanlike manner any damage to the said premises and the Landlord’s fixtures and fittings therein as a result thereof before delivering up the said premises to the Landlord and without prejudice to the generality of the foregoing the Tenant shall permit the Landlord at the Tenant’s expenses to remove all lettering and characters (if any) (from the directory boards at the said Building and) from all doors walls or shopfronts of the said premises and to make good any damage caused by such removal.

Obstruction to Passages

(t)	Not to obstruct or permit any of the Tenant’s employees or agents to obstruct any passageway lift (if any) staircase entrance exit or other common parts of the said Building, and it is hereby expressly agreed that if any such obstruction shall happen and the Tenant shall fail to remove the same within reasonable time upon request to the Tenant, the Landlord shall be entitled to dispose of the same in whatever manner the Landlord shall deem fit including inter alia destroying and disposing of the same as rubbish and selling the same on such terms and conditions as the Landlord may deem fit.

Not to alter Premises

(u)	Not without the previous consent in writing of the Landlord such consent not to be unreasonably withheld to alter or interfere with the construction or arrangement of the said premises or the fixtures or fittings therein belonging to the Landlord or for which the Landlord is responsible or alter or injure any of the walls floors ceiling wiring pipes or drains of the said premises.

Consent and Limitation for Loading Machinery

(v)	During the continuance of the term hereof, the Tenant shall before installing any machinery on the said premises, submit for the approval of the Landlord or its architect or the Manager for the time being of the said Building (“the Manager”) full particulars and information regarding such machinery including the type and weight thereof, intended to be installed in the said premises together with a general layout plan of such machinery showing the actual position at which each of such machinery is intended to be installed, and shall only install such machinery in accordance with the layout plan as approved by the Landlord or its architect or the Manager in writing, and shall not without the prior written approval of the Landlord or its architect or the Manager alter the positions of any of the machinery installed or replace any of such installed machinery with another, unless the new machinery is in all respects similar or identical to the one to be substituted. In any event no such machinery shall be installed which would result in the load per square foot of floor space exceeding any loading limit that may be prescribed by any rules or regulations and law applicable to the said premises. The professional fees of the Landlord’s and/or the Manager’s architect for such services shall be paid by the Tenant.

Anti-vibration and Anti-dumping

(w)	The Tenant shall mount and equip any machinery liable to produce vibration and every part thereof with anti-vibration absorbers and anti-dumping absorbers of such type and design as first approved of in writing by the Landlord or its architect or the Manager and shall comply with all directions or orders of the Landlord for eliminating and reducing vibration and dumping produced by the operation and running of any of the machinery installed at the said premises. In operating and running any machinery installed on the said premises the Tenant shall do all acts and things required by and comply with all the provisions of any laws, bye-laws, regulations, applicable thereto and also all orders and directions given by the Public Works Department, Fire Services Department, Labour Department, Urban Council and any other authority having authority in that behalf.

Signboard and Signs

(x)	Not to affix or display or permit or suffer to be affixed or displayed within or outside the said premises any signboard sign decoration or other device whether illuminated or not or erect affix or exhibit or permit or suffer to be erected affixed or exhibited any signboards signs notices banners poles capes flower shelves placards posters signals advertisement flags brackets fittings or things or other projection or structure whatsoever to the exterior of the said Building or any part thereof or to any common parts of the said Building.

Smoke and Odour

(y)	Not to install any furnace, boiler or other plant or equipment or use any fuel that might in any circumstances produce smoke without the prior written consent of the Landlord. Such consent shall not be unreasonably withheld and all other competent authorities.

Keep Toilets Clean

(z)	To use the toilets used exclusively by the Tenant (if any) and all apparatus therein in clean tidy and hygienic and tenantable manner.

No Pet

(aa)	Not to keep in the said premises any insect, bird or animal or pet.

Change Locks

(bb)	Not unless with the prior written consent of the Landlord such consent shall not be unreasonably withheld to change the existing locks bolts and fittings on the standard entrance door to the said premises nor to install any additional locks bolts or fittings thereon.

Prohibition for Preparation of Food

(cc)	Not to prepare or permit or suffer to be prepared any food (except for light snacks for consumption by the Tenant or the Tenant’s employees or guests) in the said premises or to cause or permit any offensive or unusual odour to be produced upon permeate through or emanate from the said premises.

Waste Spoil or Steam

(dd)	Not to commit or to permit or suffer to be committed any waste spoil or destruction in or upon the said premises or any part thereof, nor to create or inject any steam in or through the said premises or any part thereof in such manner as to injure the said Building, nor to allow any oily waste refuse or other inflammable material to be improperly accumulated therein.

Compliance with Regulations

(ee)	To comply forthwith at the Tenant’s own expenses with any nuisance sanitary or other statutory notice order or direction with respect to the said premises served by any competent authority upon either the Landlord or the Tenant or of which a copy shall have been received by the Tenant from any other person upon whom the same shall have been served and in a case where such notice order or direction shall not have been to the Tenant’s knowledge served on the Landlord, the Tenant shall deliver a copy of the same to the Landlord and similarly to comply with all requirements of any statute regulation or order relating to the said premises and to keep the Landlord fully and effectually indemnified (on an indemnity basis) against all proceedings costs expenses claims and demands in respect of such notice order direction or requirement which is attributable to the fault default neglect negligence or omission of the Tenant.

Obstruction of Common Areas

(ff)	Not to encumber or obstruct or permit to be encumbered or obstructed with any boxes packaging or other obstruction of any kind or nature any of the entrances staircases landings passages lifts (if any) lobbies or other parts of the said Building in common use and not to leave rubbish or any other article or thing in any part of the said Building not in the exclusive occupation of the Tenant.

Assigning and Subletting

(gg)	Not to transfer assign sub-let license share or otherwise part with possession of the said premises or any part thereof either by way of sub-letting, lending, sharing or other means whereby any person(s) or persons not a party to this Agreement obtains the use or possession of the said premises of any part of the term hereby granted save that in the case of a tenant which is a corporation, the Tenant shall subject to Clause 5(c) hereof be entitled to share or use the said premises or any part thereof with its wholly owned subsidiary companies to the intent that such sharing or use shall not be deemed to be a breach of this sub-clause. The tenancy shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Landlord, be deemed to be breaches of this clause :

Constitution of Tenant

(i)	In the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(ii)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the said premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

(iii)	In the case of a tenant which is a corporation any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(iv)	The giving by the Tenant of a power of attorney or management agreement or similar authority whereby the donee of the power obtains the right to use, possess, occupy or enjoy the said premises or any part thereof or does in fact use, possess, occupy or enjoy the same whether or not to the exclusion of the Tenant.

Landlord’s Obligations

6.	The Landlord hereby agrees with the Tenant as follows:

Enjoyment Without Interruption

(a)	Upon the Tenant promptly paying the rent and complying all other terms and conditions of this Agreement, the Tenant shall have quiet possession and enjoyment of the said premises without any interruption by the Landlord or any person lawfully claiming through under or in trust for the Landlord.

Property Tax

(b)	To pay Property Tax and all payments of a capital nature for the time being payable in respect of the said premises.

Maintain Certain Part

(c)	To maintain all those parts of the said premises (except those parts for which the Landlord is not liable under the Deed of Mutual Covenant) for which the Tenant is not responsible hereunder in reasonable repair and condition at the expense of the Landlord.

Assignee of Landlord

(d)	In the event that the Landlord selling or assigning or otherwise disposing of the said premises during the term hereof, the Landlord shall not pay the Tenant’s security deposit to the assignee of the said premises without first procuring the execution by the assignee of an agreement requiring the assignee to observe and perform the obligation of the

Landlord pursuant to the terms of this Agreement and to return the Deposit to the Tenant upon the expiration of the term hereof. “Assignee” shall for the purpose of this Agreement include a donee, purchaser, or any of the Landlord’s successors in title of the said premises.

7.	PROVIDED ALWAYS AND IT IS HEREBY AGREED as follows:

Default of Tenant

(a)	If the rent or any part thereof shall be unpaid for fifteen days after the same becoming payable (whether formally demanded or not) or if the Tenant shall fail or neglect to perform or observe any of the terms and conditions herein contained and on its part to be performed or observed or if the Tenant shall become bankrupt or if the Tenant (if a limited company) shall go into liquidation (whether compulsory or voluntary except for the purpose of amalgamation of a solvent company) or shall enter into any composition of arrangement with its creditors or shall suffer its goods or chattels to be levied in execution then and in any of the said cases it shall be lawful for the Landlord at any time thereafter (with or without notice to the Tenant) to re-enter upon the said premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely determine and the said deposit so paid as aforesaid shall be absolutely forfeited to the Landlord (as liquidated damages and not as penalty) but without prejudice to any right of action of the Landlord against the Tenant in respect of any breach of the Tenant’s terms and conditions herein contained. All costs and expenses incurred by the Landlord in demanding the rent and other moneys and in recovering vacant possession of the said premises from the Tenant, including legal costs and expenses of the Landlord of all proceedings between the Landlord and the Tenant in respect of the enforcement of the terms and provisions of this Tenancy Agreement or otherwise, shall be paid or repaid by the Tenant to the Landlord on a solicitors-and-own-client basis and shall be recoverable from it as a debt together with interest thereon as hereinafter provided. A written notice served by the Landlord on the Tenant or left at the said premises to the effect that the

Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power notwithstanding any statutory or common law provisions to the contrary. Further, the Tenant shall pay to the Landlord interest at the rate of 2% over and above the Prime rate per annum quoted by The Hongkong and Shanghai Banking Corporation Limited from time to time (subject to fluctuation) on any sum due and payable by the Tenant to the Landlord under this Agreement from the due date to the date of full payment.

Acceptance of Rent not to Operate as Waiver

(b)	Acceptance of rent by the Landlord shall not operate or be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach by the Tenant of any of its obligations herein.

Overlooking by Landlord not to Operate as Waiver

(c)	No condoning excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate or deemed or treated as a waiver of the Landlord’s rights herein in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and it shall in no way be considered as a waiver or release of any of the provisions hereof nor shall it be construed or treated as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future unless expressly so provided.

Premises Destroyed by Fire

(d)	In the event of the said premises or any part thereof at any time during the said term being damaged or destroyed by fire (not due to or caused by the default or negligence of the Tenant) water storm wind typhoon white-ants earthquake collapse subsidence of the ground or any other cause (not attributable to the act or default of the Tenant) so as to render the said premises uninhabitable or unfit for use and occupation or being declared unfit for use and occupation or becoming subject to a closure order or is inaccessible due to any cause whatsoever then the rent hereby stipulated or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the said premises shall be again rendered fit for occupation and use AND the Landlord shall pay to the Tenant the amount of any such abatement in so far as the rent shall have been paid in advance provided the amount of such abatement shall be such sum as shall either be agreed between the parties in writing or in the event of the parties failing to reach agreement by a single arbitrator in accordance with the provisions of the Arbitration Ordinance, Chapter 341 of the Laws of Hong Kong or any statutory modification or re-enactment thereof for the time being in force AND PROVIDED ALWAYS THAT the Landlord shall be under no obligation to repair or reinstate the said premises or any part thereof so destroyed or damaged.

Default or Omission of Agent

(e)	For the purpose of these presents any act default or omission of the agents employees servants visitors and licensees of the Tenant shall be deemed to be the act default or omission of the Tenant for all intents and purposes.

No compensation for failure of Common Facilities

(f)	The Tenant shall not be entitled to any compensation or abatement of rent in respect of any failure howsoever caused of the lifts, electricity supply or other services provided to the said Building.

No liability to Landlord for Defective utilities

(g)	The Landlord shall not be in any way liable to the Tenant or to any person or persons claiming any right title or interest under the Tenant or any person expressly or impliedly authorized by the Tenant to enter leave or remain on the said premises or any part thereof or any part of the said Building for any damage to property or injury to person which may be sustained by the Tenant or any such person or persons as aforesaid on account of the defective or damaged condition of the said premises or the said Building and the Landlord’s fixtures or fittings therein and any part thereof and in particular the Landlord shall not be responsible to the Tenant or any person or persons as aforesaid for any damage to property or injury to person caused by or through or in any way owing to any typhoon water leakage electric current defective or damaged condition of water pipes electric wiring or cables situated upon under or in any way connected with the said premises and/or the said Building or dropping of cigarette ends broken pieces of glass or other articles from any floor flat premises or any part of the said Building or neighbourhood (unless the same shall be wholly caused by the negligence of the Landlord) or fire and/or explosion; and the Tenant hereby agrees to indemnify the Landlord (on an indemnity basis) against all claims demands actions costs expenses whatsoever made upon the Landlord by any person or persons in respect of the matters aforesaid and further the Tenant shall be responsible for any damage which may be done to any part of the said premises or to the Landlord’s fixtures and fittings therein.

No Warranty to Light and Air

(h)	The Landlord does not warrant that the light and air to the said premises would not be obstructed.

Service of Notice

(i)	Any notice or process or legal documents required to be served hereunder shall be sufficiently served on the Tenant if delivered to him by post at the said premises or his last known address in Hong Kong or (if a limited company) at its registered office in Hong Kong and shall be sufficiently served on the Landlord if delivered to him by post at his last known address in Hong Kong or (if a limited company) at its registered office in Hong Kong. Any document sent by post in properly addressed envelope shall be treated and deemed to have been sufficiently served 2 days after the same is posted notwithstanding its return by the Post Office.

Allow Prospective Tenant to Inspect

(j)	During the three months immediately preceding the expiration of the said term and the Tenant does not exercise its right of option to renew this tenancy as hereinafter mentioned (if any) the Landlord shall be at liberty to affix and maintain without interference upon the said premises or any external part thereof a notice stating that the said premises are to be sold or let and such other information in connection therewith as the Landlord shall reasonably require and enter and view the said premises at reasonable hours on any day of the week together with one or more prospective purchasers or tenants by prior written notice.

Landlord and Tenant (Consolidation) Ordinance

(k)	For the purpose of Part III of the Landlord and Tenant (Consolidation) Ordinance, Cap.7 and for the purpose of this Agreement the rent in respect of the said premises shall be deemed to be in arrear if not paid in advance at the time stipulated by clause 3 hereof.

Occupiers Liability Ordinance

(l)	For the purpose of the Occupiers Liability Ordinance (Cap.314) the Tenant shall be deemed for all intents and purposes the occupiers of the said premises including the lifts (if any) and all parts intended for the Tenant’s use in common with others.

Stamp Duty and Legal Costs

(m) (i)	The stamp duty of this Agreement shall be paid by the parties in equal shares.

(ii)	The costs of Messrs. David Y.Y. Fung & Co., Solicitors for preparing approving and engrossing this Agreement in accordance with the scales of costs of the Solicitors (General) Costs Rules, Legal Practitioners Ordinance, and such other costs incidental to this Tenancy Agreement shall be paid by the parties in equal shares.

No Premium or Key Money

8. The Tenant hereby expressly declares that no premium or key money or any other consideration has been paid by it to the Landlord or its agent for the granting of this tenancy.

Letter in English/Chinese

9. The Landlord and the Tenant hereby agree that the terms or conditions or matters set out in the Letter signed by the Landlord and the Tenant dated the 3rd day of January 2003 and in the Second Schedule hereto shall apply to and form part of this Agreement and shall be deemed to have been incorporated herein.

Definition and Gender

10. In this Agreement unless the context otherwise requires:

(a)	“Month” and “monthly” refer to a calendar month.

(b)	Words importing the masculine gender include the feminine gender and the neuter gender and vice versa and words importing the singular number include the plural number and vice versa and where two or more persons are comprised in the expression “the Landlord” and “the Tenant” the covenants and agreements herein contained on the part of the Landlord and the Tenant shall be deemed to be made by such persons jointly and severally.

(c)	“Person” includes an individual a partnership and a company or other corporate or unincorporate body.

Full Agreement

11. This Agreement supersedes and annuls all representations and previous agreements between the parties whether implied or expressed verbal or written save and except as herein provided.

Marginal Notes and Index

12. The Marginal Notes and Index are intended for guidance only and do not form part of this Agreement, and no terms or provisions of this Agreement shall be construed or interpreted by reference thereto or in any way affected or limited thereby,

THE FIRST SCHEDULE ABOVE REFERRED TO

First Part

The Landlord

RAYBEACH INVESTMENT LIMITED [CHINESE CHARACTERS APPEAR HERE] whose registered office is situated at 28th Floor, Seabright Plaza, Nos. 9-23 Shell Street, North Point, Hong Kong.

The Tenant

MEMEC (ASIA PACIFIC) LIMITED [CHINESE CHARACTERS APPEAR HERE] whose registered office is situated at Unit 3601-3602 and 3607-3625, Tower 1, Metroplaza, Hing Fong Road, Kwai Fong, New Territories, Hong Kong.

Second	Part

The Premises

ALL THOSE UNITS “A”, “B”, “C”, “D” and “E” on the TWENTY SIXTH FLOOR and UNIT A on the TWENTY SEVENTH FLOOR of TSUEN WAN INTERNATIONAL CENTRE, No. 68 Wang Lung Street, Tsuen Wan, New Territories, Hong Kong standing on All Those pieces or parcels of ground registered in the Tsuen Wan New Territories Land Registry as The Remaining Portion of Lot No. 282 in Demarcation District No. 446 and The Remaining Portion of Lot No.286 in Demarcation District No. 446 which said Units are more particularly for identification purpose only delineated on the floor plans annexed hereto and thereon coloured pink.

Third Part

Term of Tenancy

TWO (2) years commencing from 1st April 2003 and expiring on 31st March 2005.

Fourth Part

The Rent

HONG KONG DOLLARS ONE HUNDRED TWENTY FIVE THOUSAND EIGHT HUNDRED AND FIFTY TWO ONLY (HK$125,852.00) per month (exclusive of rates, government rent and management fees) payable in advance on the 1st day of each calendar month.

The Management Fee

HONG KONG DOLLARS TWENTY FIVE THOUSAND FIVE HUNDRED AND SIXTEEN ONLY (HK$25,516.00) per month payable in advance on the 1st day of each calendar month (subject to revision by the Management Office).

The Rates

HONG KONG DOLLARS SEVENTEEN THOUSAND ONE HUNDRED THIRTY SEVEN AND CENTS FIFTY ONLY (HK$17,137.50) per quarter payable in advance on the 1st day of each quarter (subject to revision and until such time as the said premises are assessed by the Rating and Valuation Department the amount so paid shall be adjusted by then).

The Government Rent

HONG KONG DOLLARS TEN THOUSAND TWO HUNDRED EIGHTY TWO AND CENTS FIFTY ONLY (HK$10,282.50) per quarter payable in advance on the 1st day of each quarter (subject to revision and until such time as the said premises are assessed by the Rating and Valuation Department the amount so paid shall be adjusted by then).

Fifth Part

The Deposit

HONG KONG DOLLARS FOUR HUNDRED EIGHTY ONE THOUSAND FIVE HUNDRED AND TWENTY FOUR ONLY (HK$481,524.00) which are split up as follows:

(i)	HK$377,556.00 being rental deposits (three months);

(ii)	HK$76,548.00 being management fees deposits (three months) (subject to revision);

(iii)	HK$17,137.50 being rates deposits (one quarter) (subject to revision and assessment by the Rating and Valuation Department); and

(iv)	HK$10,282.50 being government rent deposits (one quarter) (subject to revision and assessment by the Rating and Valuation Department).

Sixth Part

Godown with ancillary offices not exceeding 30% of the total useable floor area of each godown in accordance with the relevant Deed of Mutual Covenant & Management Agreement for non-domestic use only.

Seventh Part

Nil

THE SECOND SCHEDULE ABOVE REFERRED TO

No Warranty For User

1.	Notwithstanding anything hereinbefore contained to the contrary, the parties hereto hereby further agree that subject to the provisions contained in Clause 5(c) above, the Landlord shall have no objection to any lawful purpose for which the said premises shall be used by the Tenant but the Landlord does not warrant that the said premises are fit for any particular purpose. The Tenant shall be responsible for obtaining all permit consent or approval (if any) from the relevant Government Authorities for the user of the said premises and shall at all times comply with all rules and regulations laid down in the Occupation Permit or by such Authorities for giving such permit consent or approval. The Tenant shall indemnify the Landlord in full from and against all proceedings action costs fines damages claims and demands whatsoever which may arise as a result of the non-compliance by the Tenant of such rules and regulations or any of them.

Fitting Out

2.	The Tenant shall at least 14 days (or such shorter period as the Manager may allow) before commencing any fitting out works, alterations or renovation submit two sets of detailed plans or drawings supported by written information on all proposals concerning such alterations, renovation or fitting out works) to the Manager for written approval. The plans or drawings shall comply with all relevant ordinances, regulations and by-laws, and without limiting the foregoing, such plans or drawings shall show the following:

(a)	General layout, showing all builder’s works;

(b)	Electrical, air-conditioning and fire services layouts;

(c)	Ceiling layout;

(d)	Specifications; and

(e)	Any proposal fascia sign, including its decorative and electrical components.

The Manager shall have the right to require the Tenant to employ contractors approved by the Manager.

Costs for Approved Plan

3.	The Tenant shall be responsible for all costs and expenses in approving all plans or drawings by the Manager as aforesaid.

Approval by Manager

4.	The Tenant hereby acknowledges that the Manager will consider the plans or drawings and the supporting information and may, on reasonable grounds, accept or reject such plans or drawings and supporting information or any part of them. Upon receipt thereof the same will be passed, subject to prior written consent by the Tenant, if considered appropriate, by the Manager to an architect appointed by the Manager for approval at the costs and expenses of the Tenant.

Rent Free Period

5.	Notwithstanding any provision contained herein to the contrary, the Landlord shall permit the Tenant to use the said premises during the periods commencing on 1st April 2003 up to and including 15th May 2003 and commencing on 15th February 2005 up to and including 31st March 2005 (all days inclusive) (three months) rent free. The Tenant shall pay all rates, government rents, management fees, water, telephone and electricity charges and all outgoings in respect of the said premises during the said periods.

Option For Renewal

6.	The Tenant shall have a right to renew the tenancy by giving to the Landlord a written notice of its intention so to do not less than six (6) months before the expiration of the original term hereby created and if the Tenant shall have paid the rent hereby reserved in full and shall have performed and observed the several stipulations herein contained and on the Tenant’s part to be performed and observed in all material respects up to the termination of the tenancy hereby created then the Landlord will let the said premises to the Tenant for a further term of two years commencing from the 1st day of April 2005 to the 31st day of March 2007 at prevailing market rent as provided in clause 7 of this Second Schedule (exclusive of rates, government rent and management fee). Time is of the essence for the purpose of this clause.

Open Market Rent

7.	The prevailing market rent shall be agreed by the Landlord and the Tenant at least three months before the new rent shall become payable and in default of agreement as aforesaid, it shall be determined by an independent professional valuer, to be appointed jointly by the parties hereto in writing or in default of agreement to be appointed by the Chairman for the time being of the Hong Kong Institute of Surveyors who shall act as an expert and not as an arbitrator and whose decision shall be final and binding on the parties hereto. Prior to the decision of such valuer, the Tenant shall continue to pay monthly, on account of the rent to be decided, the same basic rent as payable hereunder and adjustment on the rent (if applicable) shall be made upon the prevailing market rent (inclusive as aforesaid) having been determined as aforesaid. The valuer’s costs involved in such determination shall be borne by the parties hereto in equal shares.

SIGNED by Lo Tin Shun, being	)
person duly authorized by the	)	For and on behalf of
Board of Directors	)	RAYBEACH INVESTMENT LIMITED
	)	[CHINESE CHARACTERS APPEAR HERE]
for and on behalf of the Landlord	)
	)	/s/ [ILLEGIBLE]
whose signature(s) is/are verified by:	)	Authorized Signature(s)

/s/ LO CHI HUNG
Lo Chi Hung
Solicitor, Hong Kong SAR
of David Y.Y. Fung & Co.

SIGNED by Mr. Arthur Chan,	)
Financial Controller	)	For and on behalf of
	)	MEMEC YASIA PACIFIC LIMITED
	)	[CHINESE CHARACTERS APPEAR HERE]
for and on behalf of the Tenant in	)
	)	/s/ [ILLEGIBLE]
the presence of:	)	Authorized Signature(s)

/s/ AU FUNG YUK
Au Fung Yuk
D639262(9)

RECEIVED on or before the day and	)
)
year first above written of and from the	)
	)	HK$481,524.00
Tenant the sum of HONG KONG	)
)
DOLLARS FOUR HUNDRED EIGHTY	)
)
ONE THOUSAND FIVE HUNDRED	)
)
AND TWENTY FOUR ONLY being the	)
)
security deposit of which Hong Kong	)
	)	For and on behalf of
Dollars Four Hundred Twenty Eight	)	RAYBEACH INVESTMENT LIMITED
	)	[CHINESE CHARACTERS APPEAR HERE]
Thousand Nine Hundred Seventy Five and	)
	)	/s/ [ILLEGIBLE]
Cents Seventy Only transferred from the	)	Authorized Signature(s)
)
Tenancy Agreement dated 7th April 2000

The signature(s) is/are verified by

/s/ LO CHI HUNG
Lo Chi Hung
Solicitor, Hong Kong SAR
of David Y.Y. Fung & Co.